Exhibit 10.25

PREMISES LEASING CONTRACT

Lessor: Liu Fengkai	Lessee: Tianjin New Highland Science Development Co., Ltd.

Date of Execution: October 17, 2007

This Contract is made by and between the parties by mutual consultation and agreement in accordance with the PRC Economic Contracts Law and relevant requirements, to the effect that the rights and obligations relationship between Lessor and Lessee shall be clearly defined.

Article 1   Location, Number and Quality of the Premises

The premises are located at 86, Anhe Road, Tianjin Economic Development Zone, and are in good order and condition, with a floor space of 3988 square meters.

Article 2  Leasing Period

The leasing period shall be 3 years, commencing as from January 1, 2008, the date on which Lessor shall deliver the premises to Lessee for use. Upon expiry of the leasing period, in the absence of a 12-month notice to the other party by any party wishing to terminate this Contract, the Contract will be automatically renewed.

Article 3  Rent and Payment Schedule Thereof

The standards for and payment schedule of the rent shall be determined by Lessor and Lessee through consultations, provided always that by the end of each year an annual rent of RMB 1.5 million shall be paid to Lessor.

Article 4  Maintenance of and Tax Payment for the Premises during the Leasing Period

As mutually agreed by Lessor and Lessee, the maintenance expenses of the premises during the leasing period shall be borne by Lessee.

Article 5  Change of Lessor or Lessee

5.1 If Lessor assigns the title to the premises to a third party, this Contract shall remain binding on such assignee of the premises.

5.2 Lessor shall give Lessee a 3-month notice in relation to any sale of the premises and where the conditions are equal, Lessee shall have the preemptive right to purchase the same.

Article 6 Termination

If Lessee commits any of the following, Lessor may terminate this Contract and recover the premises:

(1) Lessee sub-leases, assigns or re-lends the premises to a third party without authorization; or

(2) Lessee utilizes the premises to engage in any illegal activity and undermine public interest.

Article 7  Breach of Contract Liabilities

7.1  If Lessor fails to timely deliver the premises to Lessee for use, Lessor shall pay liquidated damages in the amount of RMB 1,000.

7.2  If Lessee defaults in any rent payment, Lessee shall, in addition to timely paying up such defaulted rent, pay liquidated damages in an amount equal to 10% of the defaulted rent.

7.3 If, in breach of this Contract, Lessee grants, without authorization, the use of the premises leased hereunder to a third party, Lessee shall pay liquidated damages in an amount equal to 10% of the rent and shall, where the premises are damaged as a result of such unauthorized grant of use, be liable to indemnify against such damage.

Article 8  Dispute Resolution

The parties hereby opt for the method set out in 8.1 for the resolution of the disputes hereunder:

8.1 Any dispute arising out of the performance of this Contract shall be resolved by the parties through consultations, failing which, it shall be referred to Dagang Arbitration Commission for arbitration.

8.2 Any dispute arising out of the performance of this Contract shall be resolved by the parties through consultations, failing which, it shall be brought to the people’s court for adjudication.

Article 9  Matters not covered hereunder shall be dealt with pursuant to relevant provisions of the PRC Economic Contracts Law and will be governed by such supplementary provisions as may be agreed by the two parties, which shall have the same force and effect as this Contract.

This Contract is executed in two copies. Lessor and Lessee shall each hold one copy.

Lessor: Liu Fengkai   (Seal)

Date: October 17, 2007

Lessee: Tianjin New Highland Science Development Co., Ltd. (Seal)

Date: October 17, 2007